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The following is a transcription of a television interview of Karl-Ludwig Kley, Chairman of the Executive Board of Merck KGaA (“Merck”) and Rakesh Sachdev, President and Chief Executive Officer of Sigma-Aldrich Corporation (“Sigma-Aldrich”) on September 22, 2014:

CNBC’S SQUAWK BOX

INTERVIEW TRANSCRIPT

22 SEPTEMBER 2014

PARTICIPANTS

•	KARL-LUDWIG KLEY, EXECUTIVE BOARD CHAIRMAN & CEO, MERCK KGAA

•	RAKESH SACHDEV, CEO & PRESIDENT, SIGMA-ALDRICH

•	JOE KERNAN, CNBC

•	BECKY QUICK, CNBC

•	ANDREW ROSS SORKIN, CNBC

Joe Kernan: Thanks Beck. German drugs and chemicals maker, Merck, is acquiring Sigma Aldrich for $17 billion dollars. The deal creates one of the leading players in the $130 billion dollar global life sciences industry. With us first on CNBC interview is Karl Ludwig-Kley, he is Merck’s Executive Board Chairman and Rakesh Sachdev, he is president and CEO of Sigma Aldrich.

And Mr. Sachdev, I have a long experience with your company in terms of having used a lot of the products back in the late-70s and early-80s doing nucleic acid research and using your restriction enzymes. And I always used to talk about the number of products that Sigma Aldrich had. And back then I think it was 160,000. How many individual products, do you know off-hand, that Sigma Aldrich now sells? I’m sorry?

Rakesh Sachdev: Good morning, Joe. Well, we have not over 240,000 products and we typically add about over 5,000 new products every year. So we had a much broader company and we have gone into different disciplines of science since the time you started using our products. And we are truly a growing life sciences business globally.

Joe Kernan: I don’t know everything that you do now but it would be that you buy something that would come in this and it would cleave the nucleic acid at an exact place between base payers and it would cost a lot of money. And it was amazing and you could always count on it doing exactly what you wanted it to do. My question now Rakesh is, with all the automation that’s now done with sequencing, are people in basic science still using all these different restriction enzymes that they used to use to do basic science research?

Rakesh Sachdev: Yeah, absolutely. We are today helping researchers, especially on the pharma side, both on the small molecule research as well as the large molecule research. We have made a big entry into biological drugs. So we are today—If you look at the healthcare value chain, we are strong in the discovery stage of drugs. We are strong on the manufacturing side. And we made a recent entry pretty strongly into diagnostics.

So we really cover all three legs of the stool and the business is doing tremendously well globally.

Joe Kernan: Well, then it makes sense, Karl. Because I initially thought that Sigma-Aldrich was more of a basic science company that provided the testing or the research material. But you’re buying it because I guess you would say synergy with drug discovery not just for the cash flow that it sells off selling these 240,000 different products?

Karl-Ludwig Kley: Our company is a drug company but at the same time, we are a company in life sciences under the name of Merck Millipore so we are in laboratory materials, laboratory essentials as well. We also are a company that provides services into the biopharmaceutical industry. So what this deal does, it puts two companies together who have a complementary product offering, the reach and overlap, and therefore brings something which is better for the customer and brings additional value for the customer.

Joe Kernan: All right, one thing that definitely occurs to me, Rakesh, and we’ve been talking about it this morning, what percentage of revenue for Sigma-Aldrich is overseas?

Rakesh Sachdev: About 60 percent, Joe, is outside the US and about 40 percent here at home.

Joe Kernan: Sixty percent outside the US: so on that you pay both the tax rate of the country where you sell it and then you pay the 35, or whatever you pay in the United States. So you pay both taxes, is that correct?

Rakesh Sachdev: That is correct.

Joe Kernan: So by moving outside and now being with Merck, you basically will not have to pay the 35 percent on stuff that is brought back to the United States?

Rakesh Sachdev: Well, really that’s up to Merck. The way they designed the capital structure—

Joe Kernan: Well, how did you design the capital structure, Karl?

Karl Ludwig-Kley: We pay taxes in all countries we are. We are not a company looking for tax havens. The German tax rates as you know is not one of the lowest either. So we designed the taxes according to wherever—

Joe Kernan: But you don’t have to pay taxes twice, you don’t have to pay it where you sell it and then you don’t have to pay it back here in the United States. Karl, would you at least concede that the after-tax results that you’re going to get are better than a competing company in the United States at this point? It allowed you to pay more money than the United States company to buy Sigma-Aldrich.

Karl Ludwig-Kley: No, the tax is the last consideration I would have in mind, really. We look first at strategy, we look at the commercial fit, we look at the business opportunities. And then you have to take into account issues like labor costs, availability of labor, infrastructure costs. For example, you have extremely low energy costs compared to Europe. You have to take into account Forex, the dollar is appreciating, the Euro is falling. And then at some stage along the line comes tax. So tax is not everything. This is a business deal.

Andrew Ross Sorkin: Let me try this, a similar question, but I’m going to try it on Rakesh in a different way. And I appreciate all the things you just said, Karl. Rakesh, were there US companies circling that you think couldn’t have paid the same amount as Karl could because Karl could find more savings from the tax perspective?

Rakesh Sachdev: Yeah, what I would say is that if you look at the benefits of a combination like this and how we can enhance the value proposition for the customers – and really that’s the thesis. Because if strategically you cannot enhance the value of the customers, you shouldn’t do the deal. And I think those benefits will far outweigh any of the financial benefits or fiscal benefits that come, which of course we don’t drive that. That would be Merck that would drive it. Truly this was done on the basis of conversations we had about what we can do in the industry for our customers, bringing the two companies together.

Joe Kernan: We definitely appreciate that. But to stare it straight in the face, the bonus that you’re going to get, it won’t kill you to at least say, “Yeah, we are not going to be taxed twice on 60 percent of our revenue.” That has to be something that makes this an attractive acquisition for Merck. Is that not true or not, Rakesh?

Rakesh Sachdev: Well you know, we see an attractive tax rate for our company is about 28, 29 percent, which is on the high side of what most life science companies do. And as Karl said, the tax rate in Germany isn’t the lowest. And the—

Joe Kernan: When you sell something in the far east, Germany is not going to put its tax on what you sell in the far east. The United States if you bring it back is going to tax it at that 28 percent that you just talked about. Now 60 percent of your revenues are generated overseas; that’s 60 percent of your revenues that are now not going to be double taxed.

Karl Ludwig-Kley: Not to double tax is I think basically a good idea, because why do you want to double tax—

Joe Kernan: I know. That’s the point. But the United States—

Karl Ludwig-Kley: If you look at our tax rate – we have a tax rate which is very similar to Rakesh, tax rate is 25, 26 percent. Rakesh has –

Joe Kernan: —Germany doesn’t charge that rate on money coming back to Germany on revenue that you sell in the far east.

Karl Ludwig-Kley: We are moving into a direction which I think where basically nothing has to do with the deal. This is a business deal, and that’s it.

Joe Kernan: All right. But the point is that as an American, and the Sigma-Aldrich, Rakesh, this is a crown jewel of the country and now, obviously—And we’re not going to try and close our borders to foreign acquisition—And we don’t get the same treatment when we go abroad, I will tell you that. We get a lot of sort of nationalism sometimes. And no one is saying that, but this is an example of another asset that leaving the United States to some extent. I know you’ll still be selling here, but I would think that when you expand plants and you expand hiring, it’s not necessarily going to be in the United States at this point. Is it, Rakesh?

Rakesh Sachdev: No, absolutely. We will do the right things. We’ve had the discussions about the expansion. In fact today most of the expansions that we have announced which we will continue, have been in the US. We are now manufacturing the new wave of cancer drugs called anti-body drug congregates. All that expansion is happening in the US. We have just recently made a significant expansion in producing the high potent toxic compounds in Wisconsin. So we have lots of things happening in the US. In fact today we are investing more in the US than we are investing even in Asia.

Karl Ludwig-Kley: Let me add that we have more than 2,000 employees now Boston side and we have done in the deal a very strong commitment to St. Louis going forward. So the US will not suffer from that: the opposite.

Andrew Ross Sorkin: Hey guys, one quick question, you’ve offered $140 dollars a share for this stock. In the pre-market this morning, the stocks trading only at about $119 dollars, almost $120 dollars, which is a pretty big spread. Why do you think shareholders are anxious that this deal doesn’t get done?

Joe Kernan: It’s cash too. It makes no sense.

Karl Ludwig-Kley: I think you’ll have to ask the shareholders. We are ready to go. We have financing pretty good. Everything is in place. We can start.

Joe Kernan: All right, gentlemen. We hope it becomes a leading research company globally. Hopefully we all move forward. The pace of basic science has been so quick in some of the moves to the clinical—Not quite so quick; maybe this will help with these companies combined. And anyway—

Becky Quick: Actually, the pre-market now looks like it’s $137, so $138.95. So it’s trading just a dollar below.

Joe Kernan: —Looking at the old number, but the old number.

Becky Quick: No, this was before, yeah.

Andrew Ross Sorkin: When we come back, we got a lot more Squawk in just a moment.

# # #

Important Additional Information

This communication is being made in respect of the proposed merger transaction involving Sigma-Aldrich and Merck. The proposed merger will be submitted to the shareholders of Sigma-Aldrich for their consideration. In connection therewith, Sigma-Aldrich intends to file relevant materials with the Securities and Exchange Commission (the “SEC”), including a preliminary proxy statement and a definitive proxy statement. The definitive proxy statement will be mailed to the shareholders of Sigma-Aldrich. BEFORE MAKING ANY VOTING OR ANY INVESTMENT DECISION, INVESTORS AND SHAREHOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT REGARDING THE PROPOSED TRANSACTION AND ANY OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and shareholders may obtain free copies of the proxy statement, any amendments or supplements thereto and other documents containing important information about Sigma-Aldrich, once such documents are filed with the SEC, through the website maintained by the SEC at www.sec.gov. Copies of the documents filed with the SEC by the Company will be available free of charge on Sigma-Aldrich’s website at http://investor.sigmaaldrich.com under the heading “Financial Information - SEC Filings”. Shareholders of Sigma-Aldrich may also obtain a free copy of the definitive proxy statement by contacting Sigma-Aldrich’s Investor Relations Department at (314) 898-4643.

Sigma-Aldrich and certain of its directors, executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies in connection with the proposed transaction. Information about the directors and executive officers of Sigma-Aldrich is set forth in its proxy statement for its 2014 annual meeting of shareholders, which was filed with the SEC on March 21, 2014, its annual report on Form 10-K for the fiscal year ended December 31, 2013, which was filed with the SEC on February 6, 2014, and in subsequent documents filed with the SEC, each of which can be obtained free of charge from the sources indicated above. Other information regarding the participants in the proxy solicitation of the shareholders of Sigma-Aldrich and a description of their direct and indirect interests, by share holdings or otherwise, will be contained in the preliminary and definitive proxy statements and other relevant materials to be filed with the SEC when they become available.